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EXHIBIT 11

                          CYTOCLONAL PHARMACEUTICS INC.


                   COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                   (unaudited)


                                                   THREE MONTHS                    NINE MONTHS
                                                ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                               1999            1998            1999            1998
                                           ------------    ------------    ------------    ------------
Net (loss)                                 ($ 1,012,000)   ($   976,000)   ($ 2,924,000)   ($ 1,935,000)

Add cumulative preferred dividend               (46,000)        (48,000)       (137,000)       (143,000)
                                           ------------    ------------    ------------    ------------

NET (LOSS) USED FOR COMPUTATION            ($ 1,058,000)   ($ 1,024,000)   ($ 3,061,000)   ($ 2,078,000)

Weighted average number of common
  shares outstanding - basic and
  diluted                                    10,361,000      10,172,000      10,318,000       9,585,000
                                           ------------    ------------    ------------    ------------

Net (loss) per common share -
   basic and diluted                       ($      0.10)   ($      0.10)   ($      0.30)   ($      0.22)
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